Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock, par value $0.01 per share, of Kindercare Learning Centers, Inc., and further agrees that this Joint Filing Agreement (this “Agreement”) be included as an exhibit thereto.  Each of the undersigned further agrees that each person or entity on whose behalf such statement is filed is responsible for the timely filing of such statement and of any amendment thereto and for the completeness and accuracy of the information concerning such person or entity contained therein.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:   November 12, 2004

THE TCW GROUP, INC.

/s/ Linda Barker
Name:	Linda D. Barker
Title:	Authorized Signatory

TCW ASSET MANAGEMENT COMPANY

/s/ Linda Barker
Name:		Linda D. Barker
Title:		Senior Vice President

SPECIAL CREDITS FUND V - THE PRINCIPAL FUND

By:	TCW Asset Management Company, its General Partner

	By:	/s/ Stephen Kaplan
		Name:	Stephen A. Kaplan
		Title:	Authorized Signatory

	By:	/s/ Richard J. Goldstein
		Name:	Richard J. Goldstein
		Title:	Authorized Signatory

OAKTREE CAPITAL MANAGEMENT, LLC

/s/ Stephen Kaplan
Name:	Stephen A. Kaplan
Title:	Principal

/s/ Richard J. Goldstein
Name:	Richard J. Goldstein
Title:	Managing Director